EX.99.d.v.

THIRD AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

FOR
AGFiQ FUNDS

This Amendment to the Investment Advisory Agreement is hereby made as of the 13th day of May, 2019, between FQF Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Advisory Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement dated February 19, 2016 (the “Agreement”), as amended November 14, 2017, and February 16, 2019;

WHEREAS, pursuant to Section 9 of the Agreement, the Trustees of the Trust, in connection with their approval of the appointment of the Adviser as investment adviser to the Funds, approved related amendments to the Agreement at an in-person meeting held on May 13, 2019, and

WHEREAS, the Trust and the Adviser hereby wish to amend Appendix A of the Agreement to add AGFiQ Global Infrastructure ETF and AGFiQ Dynamic Hedged U.S. Equity ETF.

NOW, THEREFORE, the parties agree that Appendix A to the Investment Advisory Agreement is hereby amended by deleting it in its entirety and replacing it with the appendix attached hereto.

FQF TRUST

By:	/s/ William H. DeRoche, Jr.
Name:	William H. DeRoche, Jr.
Title:	President

AGF Investments LLC

By:	/s/ Adrian Basaraba
Name:	Adrian Basaraba
Title:	Director

By:	/s/ Judy Goldring
Name:	Judy Goldring
Title:	Director

APPENDIX A
TO THE

INVESTMENT ADVISORY AGREEMENT

Fund	Fee Rate
AGFiQ U.S. Market Neutral Momentum Fund (MOM)	0.50%
AGFiQ U.S. Market Neutral Value Fund (CHEP)	0.50%
AGFiQ U.S. Market Neutral Size Fund (SIZ)	0.50%
AGFiQ U.S. Market Neutral Anti-Beta Fund (BTAL)	0.45%
AGFiQ Hedged Dividend Income Fund (DIVA)	0.45%
AGFiQ Global Infrastructure ETF (GLIF)	0.45%
AGFiQ Dynamic Hedged U.S. Equity ETF (USHG)	0.45%
AGFiQ Equal Weighted High Momentum Factor Fund (HIMO)	0.25%
AGFiQ Equal Weighted Low Beta Factor Fund (LBET)	0.25%
AGFiQ Equal Weighted Value Factor Fund (RVAL)	0.25%